                               JOHN HANCOCK TRUST

                                  Redesignation
                   of Series of Shares of Beneficial Interest
                           ($0.01 par value per share)

     The undersigned, being a majority of the Trustees of John Hancock Trust (the "Trust"), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the "Declaration of Trust") hereby redesignate the Series of Shares set forth below, such Series to continue to have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

"Lifestyle Aggressive Growth 1000 Trust" redesignated as "Lifestyle Aggressive Trust"
"Lifestyle Growth 820 Trust" redesignated as "Lifestyle Growth Trust" "Lifestyle Balanced 640 Trust" redesignated as "Lifestyle Balanced Trust" "Lifestyle Moderate 460 Trust" redesignated as "Lifestyle Moderate Trust" "Lifestyle Conservative 280 Trust" redesignated as "Lifestyle Conservative Trust"
"Growth & Income Trust" redesignated as "U.S. Core Trust"
"Growth & Income Trust II" redesignated as "Growth & Income Trust" "International Stock Trust" redesignated as "International Core Trust"

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 28th day of April, 2006.


/s/ Don B. Allen                        /s/ Charles L. Bardelis
-------------------------------------   ----------------------------------------
Don B. Allen                            Charles L. Bardelis


/s/ James R. Boyle                      /s/ Peter S. Burgess
-------------------------------------   ----------------------------------------
James R. Boyle                          Peter S. Burgess


/s/ Elizabeth Cook                      /s/ Hassell H. McClellan
-------------------------------------   ----------------------------------------
Elizabeth Cook                          Hassell H. McClellan


/s/ James M. Oates                      /s/ John D. Richardson
-------------------------------------   ----------------------------------------
James M. Oates                          John D. Richardson


/s/ David Rolwing
-------------------------------------
F. David Rolwing

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.